Rule 424(b)(3) of the Securities Act of 1933
                                                Registration Statement 333-50111

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED JUNE 4, 1998)

                           AMERICAN TOWER CORPORATION

         This Prospectus Supplement No. 6 supplements the Prospectus dated June 4, 1998 of American Tower Corporation, formerly American Tower Systems Corporation ("ATC" or the "Company"), with respect to the filing on March 5, 1999 of a Form 8-K, which is attached hereto.

         Any statement contained in the Prospectus as heretofore supplemented shall be deemed to be modified or superseded to the extent that a statement contained in the Form 8-K modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

                            ------------------------


                Prospectus Supplement No. 7, dated March 5, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                       March 5, 1999 (February 25, 1999)

                           AMERICAN TOWER CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                  001-14195              65-0723837
(State or Other Jurisdiction       (Commission            (IRS Employer
    of Incorporation)              File Number)           Identification No.)




         116 Huntington Avenue
          Boston, Massachusetts                                  02116
 (Address of Principal Executive Offices)                      (Zip Code)




                                 (617) 375-7500
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

On February  25,  1999,  American  Tower  Corporation  ("ATC" or the  "Company")
consummated the transactions contemplated by the Agreement and Plan of Merger (the "Omni Merger Agreement"), by and among ATC, American Towers, Inc., a Delaware corporation ("ATI"), and OmniAmerica, Inc., a Delaware corporation ("OmniAmerica"), dated as of November 16, 1998, whereby OmniAmerica was merged (the "Omni Merger") with and into ATI, with ATI as the surviving corporation. Pursuant to the Omni Merger Agreement, the Company issued 16,750,554 shares of Class A Common Stock of ATC and assumed 971,850 options to purchase shares of Class A Common Stock of ATC previously granted under Omni stock option plans. In connection with the Omni Merger, the Company paid off approximately $94.3 million of assumed debt from borrowings under the Company's credit facility. Upon consummation of the Omni Merger, Jack D. Furst, the Chairman of OmniAmerica and a Partner of Hicks, Muse, Tate & Furst Incorporated, OmniAmerica's largest shareholder, was elected to the Board of Directors of ATC.

For more information, see the ATC press release, dated February 25, 1999, which is attached herewith as Exhibit 99.1.

On February 26, 1999, ATC consummated the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the "TeleCom Merger Agreement"), by and among ATC, ATI, ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TeleCom"), dated as of December 18, 1998, as amended as of December 23, 1998 and February 26, 1999, whereby ATMC was merged (the "TeleCom Merger") with and into TeleCom, with TeleCom as the surviving entity. Pursuant to the TeleCom Merger Agreement, the Company issued 3,940,874 shares of Class A Common Stock of ATC and paid approximately $60.1 million in cash and assumed approximately $48.4 million in debt, of which approximately $44.1 million was paid off at closing from borrowings under the Company's credit facility. Upon consummation of the TeleCom Merger, Dean H. Eisner, Vice President of Business Development and Planning of Cox Enterprises, Inc., an affiliate of Cox Telecom Towers, Inc., the principal member of TeleCom, was elected to the Board of Directors of ATC.

For more information, see the ATC press release, dated February 26, 1999, which is attached herewith as Exhibit 99.2.

Giving effect to the consummation of the Omni Merger and the TeleCom Merger, ATC currently operates more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Albuquerque, Atlanta, Chicago, Houston and San Francisco.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial Statements of Business Acquired and (b) Pro Forma Financial Information.

         Pursuant to Regulation 240.15d-11, the Company filed a Form 8-K/A on January 27, 1999, indicating that it satisfied the requirements of Form 8-K, which require the Company to provide financial statements for the periods specified in Regulation 210.3.05 and pro forma financial statements for the periods specified in Regulation 210.11.02 and 11.03, in the Company's Registration Statements on Form S-4 (File No. 333-70683 and File No. 333-70685), as filed on January 15, 1999 and declared effective by the Securities and Exchange Commission on that date.

         (c) Exhibits.

         Exhibit 99.1 - Press Release of ATC, dated February 25, 1999.

         Exhibit 99.2 - Press Release of ATC, dated February 26, 1999.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             AMERICAN TOWER CORPORATION
                             (Registrant)


Date: March 5, 1999          By:/s/ Justin D. Benincasa
                                 Name: Justin D. Benincasa
                                 Title: Vice President and Corporate Controller

                                                                    EXHIBIT 99.1

               American Tower Contacts:  Joseph L. Winn, Chief Financial Officer
                                 or Emily Farina, Director of Investor Relations
                                                     Telephone:  (617)  375-7500

                                OmniAmerica Contacts:  Mark Semer or Roy Winnick
                                   Kekst and Company,  Telephone: (212) 521-4800


FOR IMMEDIATE RELEASE

                AMERICAN TOWER CORPORATION AND OMNIAMERICA, INC.
                                 COMPLETE MERGER

Boston, Massachusetts and Albuquerque, New Mexico - February 25, 1999 - American Tower Corporation (NYSE: AMT) and OmniAmerica, Inc. (NASDAQ: XMIT) announced today that they have completed their previously announced merger transaction.

American Tower issued approximately 16.7 million shares of Class A Common Stock to OmniAmerica stockholders and assumed OmniAmerica's outstanding debt. Consideration for the merger also included the assumption of approximately 1.0 million shares of OmniAmerica employee stock options. Shares of OmniAmerica common stock ceased trading effective today. In addition, Jack D. Furst, Chairman of OmniAmerica and a Partner of Hicks, Muse, Tate & Furst Incorporated, OmniAmerica's largest shareholder, will join the Board of Directors of American Tower.

Credit Suisse First Boston acted as financial advisor to American Tower Corporation in this transaction, and BT Wolfensohn acted as financial advisor to OmniAmerica, Inc.

American Tower is a leading independent owner and operator of broadcast and wireless communications sites in the United States and, giving effect to pending transactions, will operate more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Albuquerque, Atlanta, Chicago, Houston and San Francisco.


         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's' tower construction program and (iv) the successful operational integration of the Company's businesses acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                       ###

-------------------------------------------------------------------------------
116 Huntington Avenue, Boston, Massachusetts 02116 617-375-7500 FAX 617-375-7575

                                                                    EXHIBIT 99.2


                               Contact:  Joseph L. Winn, Chief Financial Officer
                                 or Emily Farina, Director of Investor Relations
                                                      Telephone:  (617) 375-7500




FOR IMMEDIATE RELEASE


     AMERICAN TOWER CORPORATION COMPLETES MERGER WITH TELECOM TOWERS, L.L.C.


Boston,  Massachusetts - February 26, 1999 - American Tower  Corporation  (NYSE:
AMT) announced today that it has completed the previously announced merger transaction with TeleCom Towers, L.LC.

American Tower issued approximately 3.9 million shares of Class A Common Stock, paid approximately $60.1 million in cash and assumed approximately $48.4 million in debt, of which approximately $44.1 million was paid off at closing. The aggregate purchase price is also subject to certain working capital adjustments. In addition, Dean H. Eisner, Vice President of Business Development and Planning of Cox Enterprises, Inc. will join the Board of Directors of American Tower.

American Tower is a leading independent owner and operator of broadcast and wireless communications sites in the United States and currently operates more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Albuquerque, Atlanta, Chicago, Houston and San Francisco.

         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's' tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                       ###

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116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116 617-375-7500 FAX 617-375-7575